Exhibit 99.1

First Financial Holdings, Inc. Acquires EBSI in Summerville.

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street * Charleston, S.C. 29401
843-529-5933 * FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Susan E. Baham
Executive Vice President,
Chief Operating Officer,
and Chief Financial Officer
(843) 529-5601

First Financial Holdings Inc. acquires EBSI in Summerville

CHARLESTON, SOUTH CAROLINA (June 27, 2006) - First Financial Holdings, Inc. (NASDAQ: FFCH) today announced it has acquired Employer Benefits Strategies, Inc. (EBSI), an independent insurance agency based in Summerville, South Carolina.

Established in 1994, EBSI specializes in group health, life, disability and voluntary benefits coverage.

"EBSI has an outstanding reputation in this industry, and we are delighted to welcome them into the First Financial family of financial services," said A. Thomas Hood, President and CEO of First Financial. "They will be a tremendous asset strategically as we continue to expand the employee benefits efforts of our insurance offerings."

EBSI will combine their efforts with the Company's existing benefits operations in Beaufort County via Kinghorn Insurance Services, and in Columbia, with Johnson Insurance Associates, and its affiliate, Benefit Administrators, Inc., a provider of third party administration services to self-funded benefit plans throughout South Carolina.

Todd Stephenson, currently with EBSI, will become a vice president with First Southeast Insurance Services, Inc., parent company of Kinghorn Insurance Services and Johnson Insurance Associates.

"We view the acquisition as a wonderful opportunity for our firm," Stephenson said. "Our philosophy and that of First Financial are based on providing high quality services to our clients, and we look forward to increased opportunities as a result of our affiliation with First Financial."

First Financial's insurance operations are currently among the largest in South Carolina. In addition to Johnson Insurance Associates in Columbia, its existing insurance agency, First Southeast Insurance Services, Inc., operates offices in Conway, Lake City, Florence, Myrtle Beach, and Charleston. A First Southeast subsidiary, Kinghorn Insurance, also operates offices in Hilton Head Island, Bluffton, and Ridgeland.

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First Financial Holdings, Inc.

June 27, 2006

First Financial is also the thrift holding company of First Federal Savings and Loan Association of Charleston. The Association operates a total of 52 offices in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company provides brokerage, trust and insurance services through First Southeast Investor Services, First Southeast Fiduciary and Trust Services and First Southeast Insurance Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.

Todd Stephenson